Exhibit 99.1

Royal Gold Reports Strong Revenue, Cash Flow and Earnings in the Third Quarter of Fiscal 2021

DENVER, COLORADO. MAY 5, 2021: ROYAL GOLD, INC. (NASDAQ: RGLD) (together with its subsidiaries, “Royal Gold” or the “Company,” “we,” “us,” or “our”) reports net income of $54.0 million, or $0.82 per share, on revenue of $142.6 million in its third quarter of fiscal 2021 ended March 31, 2021 (“third quarter”). Adjusted net income[1] was $55.2 million, or $0.84 per share, after excluding discrete tax expense items of $0.04 per share and a $0.03 per share gain on the change in fair value of equity securities, and a reversal of $0.01 per share for the tax effected change in fair value of equity securities.

“Our portfolio turned in another quarter of solid operating performance,” commented Bill Heissenbuttel, President and CEO of Royal Gold. “Revenue, cash flow and earnings were strong, reflecting the current robust gold, silver and copper price environment, which allowed us to continue to fund our investments, repay debt and pay dividends with internally generated funds. As of early April, we substantially completed our contributions to the Khoemacau project and increased the initial stream rate to 84% of payable silver. We are pleased to see a transition underway at the project from construction to commissioning, with first concentrate production expected in the upcoming quarter. We also became debt free in early April after repaying the outstanding balance on our revolving credit facility, leaving the full $1 billion credit facility available for new business opportunities.”

“Finally, and perhaps most importantly, we recently progressed two meaningful social initiatives with our operating partners. We agreed to fund the transportation of donated medical equipment and supplies to hospitals near the Pueblo Viejo mine in partnership with the Pueblo Viejo JV and Project C.U.R.E., and after the quarter end we entered into a 5-year funding arrangement to support Golden Star’s sustainable agribusiness activities around the Wassa mine.”

Third Quarter 2021 Highlights:

●
Revenue of $142.6 million, an increase of 5% over the prior year quarter
●
68% of revenue from gold and 12% from silver at average prices of $1,794 per ounce of gold and $26 per ounce of silver
●
Operating cash flow of $92.2 million
●
Volume of 79,500 GEOs[2]
●
$150 million of debt, net cash[3] of $220 million, with available liquidity of $1.2 billion
●
Paid quarterly dividend of $0.30 per share, a 7% increase over the prior year quarter
●
Khoemacau construction 92% complete, 80% base silver stream fully funded
●
Advanced meaningful social initiatives with Pueblo Viejo joint venture and Golden Star

Post-Quarter Events:

●
Debt free after repayment of credit facility balance on April 1
●
Khoemacau stream rate increased to 84% of payable silver

Recent Developments

Khoemacau Project

According to Khoemacau Copper Mining (Pty.) Limited (“KCM”), progress continued at the Khoemacau Project (“Khoemacau”) during the third quarter, and the project reached approximately 92% of construction completion as of March 31, 2021. According to KCM, activities are focused on refurbishment and upgrading of the Boseto mill, underground development, completion of accommodation, power and water infrastructure at Zone 5, completion of haul road surfacing between Zone 5 and the Boseto mill, and the tailings storage facility. The Zone 5 area was connected to the national power grid in February 2021 and commissioning of support systems within the Boseto plant was initiated in March 2021. Also, according to KCM, underground development had cumulatively advanced 11,181 meters in the three mines and approximately 190,000 tonnes of ore were stockpiled on surface at the end of March 2021.

The state of emergency declared by the Government of Botswana in March 2020 to help prevent the spread of COVID-19 was extended again on March 30, 2021 for a further six months through September 30, 2021. Mining remains designated as an “essential service” and KCM reports that general development activity at Khoemacau is continuing. Barring any potential further unforeseen impacts caused by COVID-19 considerations, KCM expects to continue commissioning activities through the second quarter of calendar 2021 with first shipment of concentrate expected to

1 Adjusted net income is a non-GAAP financial measure. See Schedule A of this press release for additional information.

2 See Schedule A of this press release for additional information about gold equivalent ounces, or GEOs.

3 Net debt (and net cash) is a non-GAAP financial measure. See Schedule A of this press release for additional information.

occur in the third quarter of calendar 2021 and a ramp-up to nameplate production capacity expected by the beginning of calendar 2022.

On January 6, 2021, Royal Gold made the sixth advance payment of $32.6 million toward the silver stream. With this payment, Royal Gold has completed the total $212 million advance payment required to earn the base silver stream of 80% of payable silver. A seventh advance payment of $10.6 million was made toward the option silver stream on April 7, 2021, and as of the date of this payment, Royal Gold holds the right to purchase 84% of the payable silver from Khoemacau until the delivery of approximately 33.6 million ounces of silver, and 42% thereafter. Additionally, on April 7, 2021 KCM drew $18.0 million on a $25.0 million subordinated debt facility provided by Royal Gold. The subordinated debt facility has a term of seven years, carries interest at a rate of LIBOR +11%, and requires mandatory repayment upon certain events.

Committed funding of $49.4 million remains available to KCM under the stream agreement and subordinated debt facility, including $42.4 million of additional advance payments and $7.0 million of debt, both of which may be drawn at the election of KCM prior to completion of construction. KCM has advised that subject to maintaining the schedule mentioned above for commissioning, first concentrate shipment and operational ramp-up, no further material funding will be required from Royal Gold.

Pueblo Viejo Expansion Continues, Temporarily Lower Silver Deliveries

Barrick Gold Corporation (“Barrick”) reported continued progress at Pueblo Viejo during the March 2021 quarter to expand the process plant and tailings storage facilities. Barrick estimates that the expansion project could significantly increase throughput and allow the mine to maintain average annual gold production of approximately 800,000 ounces after calendar 2022 (on a 100% basis), and that the increase in tailings storage capacity has the potential to convert over 9 million ounces of mineralized material to reserves (on a 100% basis). Barrick expects completion of the process plant expansion by the end of calendar 2022.

Silver stream deliveries were approximately 247,500 ounces for the third quarter, compared to approximately 394,700 ounces for the prior year period. Decreased deliveries were the result of temporary operational issues with the silver circuit that caused silver recoveries to fall below the fixed 70% recovery rate specified in the stream agreement. The stream agreement includes a deferral mechanism for ounces that cannot be delivered at this fixed recovery rate, with the economic impact of any shortfall in deliveries to be made up in future periods. Deferred deliveries of approximately 362,000 ounces of silver are expected to be made incrementally as Barrick expects the operational issues with the silver circuit to be resolved.

In calendar 2021, Barrick expects gold production from its 60% interest in Pueblo Viejo to be between 470,000 and 510,000 ounces compared to actual gold production of 542,000 ounces in calendar 2020.

Wassa Updated Reserve and Southern Extension PEA

Golden Star Resources Ltd. (“Golden Star”) released an updated mineral reserve on March 1, 2021. The mineral reserve plan outlines a six-year mine life with annual production averaging 177,000 ounces of gold. In addition, Golden Star issued a Preliminary Economic Assessment (“PEA”) on the Southern Extension of the Wassa orebody. The PEA supports an 11-year mine life with average annual gold production of 294,000 ounces for total gold production of 3.5 million ounces. Golden Star is targeting early calendar 2023 for the completion of a final feasibility study on the Southern Extension.

In calendar 2021, Golden Star expects Wassa to produce between 165,000 and 175,000 ounces, in line with the calendar 2020 actual production performance.

Updated Cortez Reserve Statement and Life of Mine Plan

After the end of the quarter, Nevada Gold Mines LLC (“NGM”) provided the Company with an updated reserve statement and life of mine plan for Cortez. According to NGM, as of December 31, 2020, total proven and probable reserves subject to the Company’s royalty interests contained 3.5 million ounces of gold (consisting of 73.9 million tonnes of ore at a grade of 1.47 grams per tonne). Reserves were calculated at a gold price of $1,200 per ounce.

Further, according to NGM, total gold production at Cortez from the regions subject to the Company’s interests is expected to be approximately 350,000 to 375,000 ounces in calendar 2021, and average approximately 415,000 ounces per year from calendar 2022 through calendar 2026. The Crossroads deposit is expected to continue providing the majority of the royalty ounces during this period.

Repayment of Revolving Credit Facility

The Company repaid $50 million of the amount outstanding on its revolving credit facility during the third quarter, ending the quarter with an outstanding balance of $150 million and a net cash position of $220 million.

On April 1, 2021, the Company repaid the remaining $150 million outstanding balance under the credit facility, reducing the amount outstanding to $0. After this repayment, the amount available under the revolving credit facility was the full $1 billion.

Funding of Meaningful Sustainability and Social Initiatives at Pueblo Viejo and Wassa

During the quarter, Royal Gold partnered with the Pueblo Viejo Joint Venture and Project C.U.R.E. to fund delivery of donated medical supplies and equipment to be provided to five hospitals within the host communities of the Pueblo Viejo mine later this year.

After the end of the quarter, Royal Gold entered into a 5-year, $750,000 commitment to support Golden Star Oil Palm Plantation Ltd. (“GSOPP”), an award-winning social enterprise project founded by Golden Star in Ghana. GSOPP partners with traditional community authorities and farmers in the area around the Wassa mine to develop oil palm plantations without deforestation, and currently provides income for over 700 farmers and part-time contractors. Royal Gold’s contribution will be used to expand GSOPP’s operations around Wassa and thereby promote sustainable agribusiness.

Third Quarter 2021 Overview

Third quarter revenue was $142.6 million, compared to revenue of $136.4 million for the prior year quarter, comprised of stream revenue of $95.3 million and royalty revenue of $47.3 million. The increase in total revenue for the third quarter compared to the prior year quarter was primarily due to increased gold, silver and copper prices and an increase in gold production at Peñasquito, offset by a decrease in revenue from Andacollo due to lower gold sales.

Cost of sales, which excludes depreciation, depletion and amortization, decreased to $21.5 million for the third quarter from $22.0 million for the prior year quarter. The decrease compared to the prior period was primarily due to lower gold sales from Mount Milligan, Pueblo Viejo and Andacollo, partially offset by an increase in gold, silver and copper prices. Cost of sales is specific to stream agreements and is the result of the purchase of gold, silver and copper for a cash payment.

General and administrative costs decreased to $6.9 million for the third quarter, from $9.6 million for the prior period. The decrease was primarily due to additional non-cash stock compensation expense of approximately $3.3 million in the prior period resulting from the accelerated vesting of certain equity awards in connection with the retirement of the Company’s former President and Chief Executive Officer and former Vice President and General Counsel in January 2020.

Exploration costs, which were specific only to the exploration and advancement of the Manh Choh Project (formerly known as the Peak Gold Project), decreased to zero for the third quarter from $0.6 million for the prior year period. On September 30, 2020, the Company sold its interest in the Peak Gold Joint Venture and no further exploration costs will be incurred.

Depreciation, depletion and amortization decreased to $41.3 million for the third quarter from $51.2 million for the prior year quarter. The decrease was primarily due to lower gold sales at Mount Milligan, Andacollo and Pueblo Viejo when compared to the prior period. The decrease was also attributable to decreases in the gold and silver depletion rates at Pueblo Viejo and the gold depletion rate at Mount Milligan. The gold and silver depletion rates at Pueblo Viejo decreased in the third quarter due to an increase in proven and probable reserves as reported by Barrick, while the gold depletion rate at Mount Milligan decreased as a result of improved gold recoveries.

Interest and other expense decreased to $1.8 million for the third quarter, from $2.1 million for the prior year quarter. The decrease was primarily attributable to lower interest expense as a result of lower interest rates on outstanding debt when compared to the prior period.

During the third quarter, the Company recorded income tax expense totaling $17.7 million, compared with income tax expense of $8.7 million for the prior year quarter. The income tax expense resulted in an effective tax rate of 24.6% in the current period, compared with 18.5% in the prior period. The third quarter included approximately $2.6 million of certain discrete income tax expense items, which were primarily due to a change in the realizability of certain deferred tax assets, while the prior year period included income tax benefits resulting from foreign exchange rate movements compared to the U.S. dollar. Absent these discrete income tax expense items, our effective tax rate would have been approximately 21% during the third quarter.

As of March 31, 2021, the Company had current assets of $446.3 million compared to current liabilities of $62.7 million, which resulted in working capital of $383.6 million. This compares to current assets of $362.2 million and current liabilities of $43.6 million as of June 30, 2020, resulting in working capital of $318.6 million. The increase in working capital was primarily due to increased revenue and proceeds from the sale of the Company’s interests in the Manh Choh Project during the quarter ended September 30, 2020.

As of March 31, 2021, the Company had $850 million available and $150 million outstanding under the revolving credit facility. Working capital, combined with available capacity under the revolving credit facility, resulted in approximately $1.2 billion of total liquidity as of March 31, 2021.

On April 1, 2021, the Company repaid the remaining $150 million outstanding under the credit facility, which increased the amount available to $1 billion and decreased the amount outstanding to $0.

Outlook

For the fourth quarter of fiscal 2021 Royal Gold expects stream segment sales to range between 60,000 and 65,000 GEOs with quarter-end inventory ranging between 31,000 and 36,000 GEOs.

For the full fiscal year 2021, depreciation, depletion and amortization expense is expected to decrease from the previous guidance range of $590 and $640 per GEO to between $540 and $590 per GEO. For the quarter ended June 30, 2021, depreciation, depletion and amortization expense is expected to range between $525 and $575 per GEO.

The effective tax rate for the fourth quarter and full fiscal year 2021, absent any discrete items, is expected to remain in the previous guidance range of between 19% and 23%.

Other than potential remaining conditional funding at the Khoemacau Project as discussed above, Royal Gold has no other project capital commitments or financing obligations.

Property Highlights

A breakdown of revenue for the stream and royalty portfolio can be found on Table 1. Historical production reported by operators of the Company’s principal stream and royalty properties can be found on Table 2. Calendar year 2021 operator production estimates for the Company’s principal stream and royalty properties compared to actual production at these properties through March 31, 2021 can be found on Table 3. Results of the streaming business for the third quarter, compared to the prior year quarter, can be found on Table 4. Highlights at certain of the Company’s principal producing and development properties during the third quarter, compared to the prior year quarter, are detailed in the Quarterly Report on Form 10-Q.

CORPORATE PROFILE

Royal Gold is a precious metals stream and royalty company engaged in the acquisition and management of precious metal streams, royalties and similar production-based interests. As of March 31, 2021, the Company owned interests on 187 properties on five continents, including interests on 41 producing mines and 19 development stage projects. Royal Gold is publicly traded on the Nasdaq Global Select Market under the symbol “RGLD.” The Company’s website is located at www.royalgold.com.

For further information, please contact:	Third Quarter Call Information:

Alistair Baker	Dial-In	855-209-8260 (U.S.); toll free
Vice President Investor Relations and Business Development	Numbers:	855-669-9657 (Canada); toll free 412-542-4106 (International)
(720) 554-6995	Conference Title:	Royal Gold

Note: Management’s conference call reviewing the third quarter results will be held on Thursday, May 6, 2021, at noon Eastern Time (10:00 a.m. Mountain Time). The call will be webcast and archived on the Company’s website for a limited time.

	Webcast URL:	www.royalgold.com under Investors, Events & Presentations

Additional Investor Information: Royal Gold routinely posts important information, including information about upcoming investor presentations and press releases, on its website under the Investors tab. Investors and other interested parties are encouraged to enroll at www.royalgold.com to receive automatic email alerts for new postings.

Forward-Looking Statements: This press release includes “forward-looking statements” within the meaning of U.S. federal securities laws. Forward-looking statements are any statements other than statements of historical fact. Forward-looking statements are not guarantees of future performance, and actual results may differ materially from these statements. Forward-looking statements are often identified by words like “will,” “may,” “could,” “should,” “would,” “believe,” “estimate,” “expect,” “anticipate,” “plan,” “forecast,” “potential,” “intend,” “continue,” “project,” or negatives of these words or similar expressions. Forward-looking statements include, among others, the following: statements about our expected financial performance, including revenue, expenses, earnings or cash flow; operators’ expected operating and financial performance, including production, deliveries, mine plans and reserves, development, cash flows and capital expenditures; planned and potential acquisitions or dispositions, including funding schedules and conditions; liquidity, financing and shareholder returns; our overall investment portfolio; macroeconomic and market conditions including the impacts of COVID-19; prices for gold, silver, copper, nickel and other metals; potential impairments; or tax changes.

Factors that could cause actual results to differ materially from these forward-looking statements include, among others, the following: a lower-price environment for gold, silver, copper, nickel or other metals; operating activities or financial performance of properties on which we hold stream or royalty interests, including variations between actual and forecasted performance, operators’ ability to complete projects on schedule and as planned, changes to mine plans and reserves, liquidity needs, mining and environmental hazards, labor disputes, distribution and supply chain disruptions, permitting and licensing issues, contractual issues involving our stream or royalty agreements, or operational disruptions due to COVID-19; risks associated with doing business in foreign countries; our ability to identify, finance, value and complete acquisitions; adverse economic and market conditions; changes in laws or regulations governing us, operators or operating properties; changes in management and key employees; and other factors described in our reports filed with the Securities and Exchange Commission, including our Form 10-K for the fiscal year ended June 30, 2020, and subsequent Forms 10-Qs. Most of these factors are beyond our ability to predict or control.

Forward-looking statements speak only as of the date on which they are made. We disclaim any obligation to update any forward-looking statements, except as required by law. Readers are cautioned not to put undue reliance on forward-looking statements.

Statement Regarding Third-Party Information: Certain information provided in this press release, including production estimates, has been provided to us by the operators of the relevant properties or is publicly available information filed by these operators with applicable securities regulatory bodies, including the Securities and Exchange Commission. Royal Gold has not verified, and is not in a position to verify, and expressly disclaims any responsibility for the accuracy, completeness or fairness of any such third-party information and refers the reader to the public reports filed by the operators for information regarding those properties.

Information in this press release concerning the Khoemacau Copper Project was provided to the Company by Cupric Canyon Capital L.P., the privately held owner and developer of Khoemacau. Such information may not have been prepared in accordance with applicable laws, stock exchange rules or international standards governing preparation and public disclosure of technical data and information relating to mineral properties. Royal Gold has not verified, and is not in a position to verify, and expressly disclaims any responsibility for the accuracy, completeness or fairness of this third-party information, and investors are cautioned not to rely upon this information.

TABLE 1

Third Quarter Fiscal 2021
Revenue by Stream and Royalty Interests

(In thousands)

			Three Months Ended		Nine Months Ended
			March 31,		March 31,
Stream/Royalty	Metal(s)	Current Stream/Royalty Interest[1]	2021	2020	2021	2020
Stream:
Canada
Mount Milligan	Gold, copper	35% of payable gold and 18.75% of payable copper	$33,803	$32,298	$113,135	$93,423
Rainy River	Gold, silver	6.5% of gold produced and 60% of silver produced	8,806	4,838	25,361	19,566
Latin America
Pueblo Viejo	Gold, silver	7.5% of Barrick's interest in payable gold and 75% of Barrick's interest in payable silver	$30,173	$28,302	$88,998	$73,534
Andacollo	Gold	100% of payable gold	13,022	22,055	54,297	63,324
Africa
Wassa	Gold	10.5% of payable gold	$8,774	$8,647	$24,644	$18,760
Prestea and Bogoso	Gold	5.5% of payable gold	768	1,320	3,133	5,458
Total stream revenue			$95,346	$97,459	$309,568	$274,065
Royalty:
Canada
Holt	Gold	0.00013 x Au price NSR	$-	$4,700	$-	$10,241
Voisey's Bay	Copper, nickel, cobalt	2.7% NVR	4,985	965	10,992	6,199
Canadian Malartic	Gold	1.0%-1.5% sliding-scale NSR	2,022	1,837	6,396	5,593
Williams	Gold	0.97% NSR	776	708	2,401	1,995
LaRonde Zone 5	Gold	2.0% NSR	421	438	1,628	1,387
Other-Canada	Various	Various	408	479	652	669
United States
Cortez	Gold	GSR1, GSR2, GSR3, NVR1, NVR1C	$8,609	$6,399	$22,421	$14,109
Robinson	Gold, copper	3.0% NSR	2,771	2,305	9,056	6,633
Marigold	Gold	2.0% NSR	2,387	1,761	7,083	5,045
Goldstrike	Gold	0.9% NSR	827	930	2,559	2,645
Wharf	Gold	0.0%-2.0% sliding-scale GSR	680	493	2,676	2,023
Other-United States	Various	Various	1,200	1,309	3,467	3,358
Latin America
Penasquito	Gold, silver, lead, zinc	2.0% NSR	$13,128	$7,424	$36,289	$19,422
Dolores	Gold, silver	3.25% NSR (gold), 2.0% NSR (silver)	2,142	1,736	5,732	5,501
El Limon	Gold	3.0% NSR	1,122	906	3,837	2,513
Other-Latin America	Various	Various	-	992	663	1,045
Africa
Taparko	Gold	2.0% GSR, 0.75% GSR (milling royalty)	$748	$629	$2,242	$1,727
Other - Africa	Various	Various	-	-	-	-
Australia
South Laverton	Gold	1.5% NSR, 4.0% NPI	$1,672	$1,450	$5,180	$3,747
Gwalia Deeps	Gold	1.5% NSR	1,127	893	2,940	2,849
Meekatharra	Gold	1.5% NSR	964	814	3,295	2,269
Other-Australia	Various	Various	597	561	5,801	2,201
Europe
Las Cruces	Copper	1.5% NSR	$657	$1,248	$2,949	$3,617
Other-Europe	Various	Various	-	-	-	-
Total royalty revenue			$47,243	$38,977	$138,261	$104,788
Total revenue			$142,589	$136,437	$447,829	$378,853

1	Refer to Part I, Item 2, of the Company’s Fiscal 2020 Form 10-K for a full description of the Company’s stream and royalty interests.

TABLE 2

Operators’ Historical Production

				Reported Production For The Quarter Ended[1]
Property	Operator	Stream/Royalty	Metal(s)	Mar. 31, 2021		Dec. 31, 2020		Sep. 30, 2020		Jun. 30, 2020		Mar. 31, 2020
Stream:
Mount Milligan	Centerra	35% of payable gold	Gold	9,200	oz	16,900	oz	11,800	oz	20,200	oz	14,000	oz
		18.75% of payable copper	Copper	4.4	Mlb	4.1	Mlb	4.1	Mlb	1.7	Mlb	4.3	Mlb
Pueblo Viejo	Barrick (60%)	7.5% of Barrick's interest in payable gold up to 990,000 ounces; 3.75% thereafter	Gold	10,500	oz	9,400	oz	11,100	oz	10,200	oz	13,200	oz
		75% of Barrick's interest in payable silver up to 50 million ounces; 37.5% thereafter(2)	Silver	418,200	oz	408,600	oz	451,200	oz	394,700	oz	417,800	oz
Andacollo	Teck	100% of payable gold up to 900,000 ounces; 50% thereafter	Gold	7,100	oz	9,500	oz	12,200	oz	6,300	oz	13,900	oz
Wassa	Golden Star	10.5% of payable gold up to 240,000 ounces; 5.5% thereafter	Gold	4,800	oz	3,600	oz	4,900	oz	2,600	oz	5,600	oz
Royalty:
Peñasquito	Newmont Corporation	2.0% NSR	Gold	180,400	oz	210,600	oz	130,700	oz	83,700	oz	97,200	oz
			Silver	8.1	Moz	8.7	Moz	6.4	Moz	5.2	Moz	8.7	Moz
			Lead	50.1	Mlb	52.1	Mlb	41.7	Mlb	30.6	Mlb	60.5	Mlb
			Zinc	119.3	Mlb	93.8	Mlb	98.0	Mlb	90.2	Mlb	124.5	Mlb
Cortez	Nevada Gold Mines LLC	GSR1, GSR2, GSR3, NVR1, NVR1C(3)	Gold	51,900	oz	57,600	oz	37,600	oz	52,500	oz	57,700	oz

1	Reported production relates to the amount of metal sales subject to our stream and royalty interests for the stated periods and may differ from the operators’ public reporting.
2	The Pueblo Viejo silver stream is determined based on a fixed metallurgical recovery of 70% of silver in mill feed.
3	Production includes applicable royalty deductions. Please refer to Part I, Item 2, of the Company’s Fiscal 2020 Form 10-K for a full description of the Company’s royalty interests at Cortez.

TABLE 3

Operator’s Estimated and Actual Production

	Operator's Estimated Production for			Operator's Actual Calendar 2021
	Full Year Calendar 2021(1)			Production(2)
Stream/Royalty	Gold (oz)	Silver (oz)	Base Metals (lb)	Gold (oz)	Silver (oz)	Base Metals (lb)
Stream:
Andacollo(3)	N/A			10,500
Mount Milligan(4)	180,000 - 200,000			N/A
Copper			70 - 80 M			N/A
Pueblo Viejo(5)	470,000 - 510,000	N/A		137,000	N/A
Wassa(6)	165,000 - 175,000			N/A
Royalty:
Cortez(7)	350,000 - 375,000			58,600
Peñasquito(8)	660,000	30 M		178,000	8.2 M
Lead			190 M			50 M
Zinc			475 M			111 M

1	Production estimates received from the operators are for calendar 2021. There can be no assurance that production estimates received from the operators will be achieved. Please also refer to our cautionary language regarding forward-looking statements above, as well as the Risk Factors identified in Part I, Item 1A, of the Company’s Fiscal 2020 Form 10-K for information regarding factors that could affect actual results.
2	Actual production figures shown are from the operators and cover the period January 1, 2021 through March 31, 2021, unless otherwise noted in footnotes to this table.
3	The actual production figure shown for Andacollo is contained gold in concentrate. The estimated production figure was not available on the date of this release.
4	The estimated production figures shown for Mount Milligan are payable gold and copper in concentrate. The actual production figures were not available on the date of this release.
5	The estimated and actual production figures shown for Pueblo Viejo are payable gold in doré and represent the 60% interest in Pueblo Viejo held by Barrick Gold Corporation (“Barrick”). Barrick did not provide estimated or actual silver production.
6	The estimated production figure shown for Wassa is payable gold in doré. The actual production figure was not available on the date of this release.
7	Production from Cortez subject to Royal Gold’s royalty interests.
8	The estimated and actual gold production figures shown for Peñasquito are payable gold and silver in concentrate and doré. The estimated and actual lead and zinc production figures shown are payable lead and zinc in concentrate.

TABLE 4

Stream Summary

	Three Months Ended		Three Months Ended		As of	As of
	March 31, 2021		March 31, 2020		March 31, 2021	June 30, 2020
Gold Stream	Purchases (oz)	Sales (oz)	Purchases (oz)	Sales (oz)	Inventory (oz)	Inventory (oz)
Mount Milligan	12,200	9,200	12,100	14,000	6,800	3,300
Pueblo Viejo	11,100	10,500	10,200	13,200	11,100	11,100
Andacollo	10,700	7,100	9,400	13,900	6,500	100
Wassa	4,400	4,800	3,800	5,600	2,700	2,900
Other	4,600	4,300	4,500	3,400	1,500	1,500
Total	43,000	35,900	40,000	50,100	28,600	18,900

	Three Months Ended		Three Months Ended		As of	As of
	March 31, 2021		March 31, 2020		March 31, 2021	June 30, 2020
Silver Stream	Purchases (oz)	Sales (oz)	Purchases (oz)	Sales (oz)	Inventory (oz)	Inventory (oz)
Pueblo Viejo	247,500	418,200	394,700	417,800	247,500	451,200
Other	72,200	66,200	40,800	47,900	72,300	23,400
Total	319,700	484,400	435,500	465,700	319,800	474,600

	Three Months Ended		Three Months Ended		As of	As of
	March 31, 2021		March 31, 2020		March 31, 2021	June 30, 2020
Copper Stream	Purchases (Mlb)	Sales (Mlb)	Purchases (Mlb)	Sales (Mlb)	Inventory (Mlb)	Inventory (Mlb)
Mount Milligan	3.4	4.4	3.4	4.3	—	0.8

	Nine Months Ended		Nine Months Ended		As of	As of
	March 31, 2021		March 31, 2020		March 31, 2021	June 30, 2020
Gold Stream	Purchases (oz)	Sales (oz)	Purchases (oz)	Sales (oz)	Inventory (oz)	Inventory (oz)
Mount Milligan	41,500	38,000	44,900	43,500	6,800	3,300
Andacollo	35,100	28,800	37,700	41,800	6,500	100
Pueblo Viejo	31,000	31,000	33,900	33,100	11,100	11,100
Wassa	13,100	13,300	11,600	12,500	2,700	2,900
Other	13,400	13,300	15,900	15,400	1,500	1,500
Total	134,100	124,400	144,000	146,300	28,600	18,900

	Nine Months Ended		Nine Months Ended		As of	As of
	March 31, 2021		March 31, 2020		March 31, 2021	June 30, 2020
Silver Stream	Purchases (oz)	Sales (oz)	Purchases (oz)	Sales (oz)	Inventory (oz)	Inventory (oz)
Pueblo Viejo	1,074,200	1,278,000	1,274,900	1,355,800	247,500	451,200
Other	190,300	141,300	138,300	133,500	72,300	23,400
Total	1,264,500	1,419,300	1,413,200	1,489,300	319,800	474,600

	Nine Months Ended		Nine Months Ended		As of	As of
	March 31, 2021		March 31, 2020		March 31, 2021	June 30, 2020
Copper Stream	Purchases (Mlb)	Sales (Mlb)	Purchases (Mlb)	Sales (Mlb)	Inventory (Mlb)	Inventory (Mlb)
Mount Milligan	11.8	12.5	10.2	11.0	—	0.8

ROYAL GOLD, INC.

Consolidated Balance Sheets

(Unaudited, in thousands except share data)

	March 31, 2021	June 30, 2020
ASSETS
Cash and equivalents	$370,260	$319,128
Royalty receivables	45,427	27,689
Income tax receivable	14,669	2,435
Stream inventory	14,491	11,671
Prepaid expenses and other	1,475	1,227
Total current assets	446,322	362,150
Stream and royalty interests, net	2,224,435	2,318,913
Other assets	82,769	85,224
Total assets	$2,753,526	$2,766,287
LIABILITIES
Accounts payable	$4,380	$2,484
Dividends payable	19,680	18,364
Income tax payable	25,660	13,323
Other current liabilities	12,971	9,384
Total current liabilities	62,691	43,555
Debt	146,270	300,439
Deferred tax liabilities	84,079	86,439
Uncertain tax positions	12,957	25,427
Other liabilities	7,404	8,308
Total liabilities	313,401	464,168
Commitments and contingencies
EQUITY
Preferred stock, $.01 par value, 10,000,000 shares authorized; and 0 shares issued	—	—
Common stock, $.01 par value, 200,000,000 shares authorized; and 65,550,445 and 65,531,288 shares outstanding, respectively	656	655
Additional paid-in capital	2,202,410	2,210,429
Accumulated earnings	224,254	61,133
Total Royal Gold stockholders’ equity	2,427,320	2,272,217
Non-controlling interests	12,805	29,902
Total equity	2,440,125	2,302,119
Total liabilities and equity	$2,753,526	$2,766,287

ROYAL GOLD, INC.

Consolidated Statements of Operations and Comprehensive Income

(Unaudited, in thousands except for per share data)

	For The Three Months Ended		For The Nine Months Ended
	March 31, 2021	March 31, 2020	March 31, 2021	March 31, 2020
Revenue	$142,589	$136,437	$447,829	$378,853
Costs and expenses
Cost of sales (excludes depletion, depreciation and amortization)	21,469	21,961	68,230	63,149
General and administrative	6,932	9,551	21,175	23,658
Production taxes	1,835	851	4,591	2,934
Exploration costs	—	565	563	4,705
Depreciation, depletion and amortization	41,296	51,228	135,541	130,038
Total costs and expenses	71,532	84,156	230,100	224,484
Gain on sale of Peak Gold JV interest	—	—	33,906	—
Operating income	71,057	52,281	251,635	154,369
Fair value changes in equity securities	1,902	(3,819)	4,060	(4,972)
Interest and other income	733	620	1,767	1,621
Interest and other expense	(1,820)	(2,088)	(5,274)	(7,139)
Income before income taxes	71,872	46,994	252,188	143,879
Income tax (expense) benefit	(17,679)	(8,702)	(31,332)	3,700
Net income and comprehensive income	54,193	38,292	220,856	147,579
Net (income) loss and comprehensive (income) loss attributable to non-controlling interests	(167)	262	(1)	2,750
Net income and comprehensive income attributable to Royal Gold common stockholders	$54,026	$38,554	$220,855	$150,329
Net income per share attributable to Royal Gold common stockholders:
Basic earnings per share	$0.82	$0.59	$3.36	$2.30
Basic weighted average shares outstanding	65,550,400	65,511,878	65,544,978	65,501,678
Diluted earnings per share	$0.82	$0.59	$3.36	$2.29
Diluted weighted average shares outstanding	65,621,603	65,600,770	65,624,472	65,626,400
Cash dividends declared per common share	$0.300	$0.280	$0.880	$0.825

ROYAL GOLD, INC.

Consolidated Statements of Cash Flows

(Unaudited, in thousands)

	Three Months Ended		Nine Months Ended
	March 31, 2021	March 31, 2020	March 31, 2021	March 31, 2020
Cash flows from operating activities:
Net income and comprehensive income	$54,193	$38,292	$220,856	$147,579
Adjustments to reconcile net income and comprehensive income to net cash provided by operating activities:
Depreciation, depletion and amortization	41,296	51,228	135,541	130,038
Gain on sale of Peak Gold JV interest	—	—	(33,906)	—
Non-cash employee stock compensation expense	1,344	4,644	4,236	8,283
Fair value changes in equity securities	(1,902)	3,819	(4,060)	4,972
Deferred tax (benefit) expense	(645)	(991)	(9,050)	(37,117)
Other	286	137	684	703
Changes in assets and liabilities:
Royalty receivables	(1,111)	(3,875)	(17,738)	(11,589)
Stream inventory	(591)	3,389	(2,820)	(567)
Income tax receivable	(5,731)	(1,690)	(12,235)	(8,658)
Prepaid expenses and other assets	98	1,249	998	(5,771)
Accounts payable	1,793	(366)	1,244	(1,295)
Income tax payable	2,342	6,662	12,337	14,054
Uncertain tax positions	(310)	(3,362)	(12,470)	(132)
Other liabilities	1,171	563	2,681	8,695
Net cash provided by operating activities	$92,233	$99,699	$286,298	$249,195
Cash flows from investing activities:
Acquisition of stream and royalty interests	(33,656)	(35,438)	(82,488)	(107,855)
Proceeds from sale of Peak Gold JV interest	—	—	49,154	—
Proceeds from sale of Contango shares	—	—	12,146	—
Other	(87)	(1,597)	(451)	2,766
Net used in provided by investing activities	$(33,743)	$(37,035)	$(21,639)	$(105,089)
Cash flows from financing activities:
Repayment of debt	(50,000)	(30,000)	(155,000)	(115,000)
Net payments from issuance of common stock	(10)	(1,510)	(1,425)	(4,257)
Common stock dividends	(19,682)	(18,356)	(56,417)	(53,111)
Other	(397)	413	(685)	2,502
Net cash used in financing activities	$(70,089)	$(49,453)	$(213,527)	$(169,866)
Net (decrease) increase in cash and equivalents	(11,599)	13,211	51,132	(25,760)
Cash and equivalents at beginning of period	381,859	80,504	319,128	119,475
Cash and equivalents at end of period	$370,260	$93,715	$370,260	$93,715

Schedule A – Non-GAAP Financial Measures and Certain Other Measures

Overview of non-GAAP financial measures:

Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by U.S. generally accepted accounting principles (“GAAP”). These measures should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP. In addition, because the presentation of these non-GAAP financial measures varies among companies, these non-GAAP financial measures may not be comparable to similarly titled measures used by other companies.

We have provided below reconciliations of our non-GAAP financial measures to the comparable GAAP measures. We believe these non-GAAP financial measures provide useful information to investors for analysis of our business. We use these non-GAAP financial measures to compare period-over-period performance on a consistent basis and when planning and forecasting for future periods. We believe these non-GAAP financial measures are used by professional research analysts and others in the valuation, comparison and investment recommendations of companies in our industry. Many investors use the published research reports of these professional research analysts and others in making investment decisions. The adjustments made to calculate our non-GAAP financial measures are subjective and involve significant management judgement. Non-GAAP financial measures used by management in this report or elsewhere include the following:

1.	Adjusted earnings before interest, taxes, depreciation, depletion and amortization, or adjusted EBITDA, is a non-GAAP financial measure that is calculated by the Company as net income adjusted for certain items that impact the comparability of results from period to period, as set forth in the reconciliation below. We consider adjusted EBITDA to be useful because the measure reflects our operating performance before the effects of certain non-cash items and other items that we believe are not indicative of our core operations.
2.	Net debt (or net cash) is a non-GAAP financial measure that is calculated by the Company as debt (excluding debt issuance costs) as of a date minus cash and equivalents for that same date. Net debt (or net cash) to trailing twelve months (TTM) adjusted EBITDA is a non-GAAP financial measure that is calculated by the Company as net debt (or net cash) as of a date divided by the TTM adjusted EBITDA (as defined above) ending on that date. We believe that these measures are important to monitor leverage and evaluate the balance sheet. Cash and equivalents are subtracted from the GAAP measure because they could be used to reduce our debt obligations. A limitation associated with using net debt (or net cash) is that it subtracts cash and equivalents and therefore may imply that there is less Company debt than the most comparable GAAP measure indicates. We believe that investors may find these measures useful to monitor leverage and evaluate the balance sheet.
3.	Adjusted net income and adjusted net income per share are non-GAAP financial measures that are calculated by the Company as net income and net income per share adjusted for certain items that impact the comparability of results from period to period, as set forth in the reconciliations below. We consider these non-GAAP financial measures to be useful because they allow for period-to-period comparisons of our operating results excluding items that we believe are not indicative of our fundamental ongoing operations. The tax effect of adjustments is computed by applying the statutory tax rate in the applicable jurisdictions to the income or expense items that are adjusted in the period presented. If a valuation allowance exists, the rate applied is zero.
4.	Free cash flow is a non-GAAP financial measure that is calculated by the Company as net cash provided by operating activities for a period minus acquisition of stream and royalty interests for that same period. We believe that free cash flow represents an additional way of viewing liquidity as it is adjusted for contractual investments made during such period. Free cash flow does not represent the residual cash flow available for discretionary expenditures. We believe it is important to view free cash flow as a complement to our consolidated statements of cash flows.
5.	Cash general and administrative expense, or cash G&A, is a non-GAAP financial measure that is calculated by the Company as general and administrative expenses for a period minus non-cash employee stock compensation expense for the same period. We believe that cash G&A is useful as an indicator of overhead efficiency without regard to non-cash expenses associated with employee stock compensation.

Reconciliation of non-GAAP financial measures to U.S. GAAP measures

Adjusted EBITDA, net cash, and net cash to TTM adjusted EBITDA:

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,
(amounts in thousands)	2021	2020	2020	2020
Net income and comprehensive income	$54,193	$59,988	$106,674	$48,672
Depreciation, depletion and amortization	41,296	47,945	46,300	45,396
Non-cash employee stock compensation	1,344	1,398	1,493	833
Impairment of royalty interests	—	—	—	1,341
Gain on sale of Peak Gold JV interest	—	—	(33,906)	—
Fair value changes in equity securities	(1,902)	382	(2,539)	(6,390)
Interest and other, net	1,087	965	1,454	2,249
Income tax expense (benefit)	17,679	16,031	(2,377)	45
Non-controlling interests in operating (income) loss of consolidated subsidiaries	(167)	(99)	265	343
Adjusted EBITDA	$113,530	$126,610	$117,364	$92,489

TTM adjusted EBITDA	$449,993

Debt	$146,270
Debt issuance costs	3,730
Cash and equivalents	(370,260)
Net cash	$(220,260)

Net cash to TTM adjusted EBITDA	(0.49)x

Cash G&A:

		Three Months Ended
	March 31,	December 31,	September 30,	June 30,
(amounts in thousands)	2021	2020	2020	2020
General and administrative expense	$6,932	$6,789	$7,454	$6,537
Non-cash employee stock compensation	(1,344)	(1,398)	(1,493)	(833)
Cash G&A	$5,588	$5,391	$5,961	$5,704

TTM cash G&A	$22,644

Adjusted net income and adjusted net income per share:

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
(amounts in thousands, except per share data)	2021	2020	2021	2020
Net income and comprehensive income attributable to Royal Gold common stockholders	$54,026	$38,554	$220,855	$150,329
Fair value changes in equity securities	(1,902)	3,819	(4,060)	4,972
Gain on sale of Peak Gold JV interest	—	—	(33,906)	—
Discrete tax expense (benefits)	2,602	—	(23,197)	—
Non-recurring non-cash employee stock compensation	—	3,338	—	3,338
Tax effect of adjustments	438	(1,403)	8,033	(1,634)
Adjusted net income and comprehensive income attributable to Royal Gold common stockholders	55,164	44,308	$167,725	$157,005

Net income attributable to Royal Gold common stockholders per diluted share	$0.82	$0.59	3.36	2.29
Fair value changes in equity securities	(0.03)	0.06	(0.06)	0.08
Gain on sale of Peak Gold JV interest	—	—	(0.52)	—
Discrete tax expense (benefits)	0.04	—	(0.35)	—
Non-recurring non-cash employee stock compensation	—	0.05	—	0.05
Tax effect of adjustments	0.01	(0.02)	0.12	(0.02)
Adjusted net income attributable to Royal Gold common stockholders per diluted share	$0.84	$0.68	$2.55	$2.40

Free cash flow:

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
(amounts in thousands)	2021	2020	2021	2020
Net cash provided by operating activities	$92,233	$99,699	$286,298	$249,195
Acquisition of stream and royalty interests	(33,656)	(35,438)	(82,488)	(107,855)
Free cash flow	$58,577	$64,261	$203,810	$141,340

Net cash used in investing activities	$(33,743)	$(37,035)	$(21,639)	$(105,089)
Net cash used in financing activities	$(70,089)	$(49,453)	$(213,527)	$(169,866)

Other measures

We use certain other measures in managing and evaluating our business. We believe these measures may provide useful information to investors for analysis of our business. We use these measures to compare period-over-period performance and liquidity on a consistent basis and when planning and forecasting for future periods. We believe these measures are used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in our industry. Many investors use the published research reports of these professional research analysts and others in making investment decisions. Other measures used by management in this report and elsewhere include the following:

1.	Gold equivalent ounces, or GEOs, is calculated by the Company as revenue (in total or by reportable segment) for a period divided by the average gold price for that same period.
2.	Depreciation, depletion, and amortization, or DD&A, per GEO is calculated by the Company as depreciation, depletion, and amortization for a period divided by GEOs (as defined above) for that same period.
3.	Working capital is calculated by the Company as current assets as of a date minus current liabilities as of that same date. Liquidity is calculated by the Company as working capital plus available capacity under the Company’s revolving credit facility.
4.	Dividend payout ratio is calculated by the Company as dividends paid during a period divided by net cash provided by operating activities for that same period.
5.	Operating margin is calculated by the Company as operating income for a period divided by revenue for that same period.